Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues Increased 7% to $20.3 Billion

•	People Served Increased 2 Million to 73 Million

•	Adjusted Operating Margin of 7.2%[1]

•	Adjusted Net Earnings of $0.67 Per Share[1]

MINNEAPOLIS (July 22, 2008) – UnitedHealth Group (NYSE: UNH) today reported its second quarter results, which included year-over-year gains in people served and revenues. Adjusting for special items, second quarter net earnings per share exceeded the Company’s revised outlook provided in early July 2008. Special items included legal settlements, employee severance costs and the sale of certain Nevada senior market assets.

[1]

Reported second quarter 2008 earnings were $0.27 per share on a GAAP basis. Certain second quarter and full year 2008 numbers have been adjusted to exclude a pre-tax operating cost charge of $922 million ($0.47 per share after tax) for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, a $46 million pre-tax operating cost charge ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million pre-tax reduction in second quarter operating costs ($0.09 per share after tax) for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008. Such adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached reconciliation schedules.

UnitedHealth Group – continued

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “During the first and second quarters we initiated important actions to improve our performance, and we are seeing progress on those actions that we expect will strengthen our Company and our future financial results.” Actions taken include leadership and business alignment changes at UnitedHealthcare and Ovations and in certain enterprise functions that strengthen the Company’s level of engagement and stakeholder relationships in local markets, improve responsiveness, and decrease operating costs. Additional steps include benefit revisions for 2009 Medicare offerings that are expected to improve margins in certain Medicare Part D and Special Needs Plan offerings; strengthened commercial market pricing disciplines for risk-based offerings; broad-based efforts to properly match the size of the workforce and the operating cost structure with the current growth profile of our businesses; and substantive progress in addressing historical legal matters.

“A number of areas of strength reflect the benefits of our diversified businesses and strategy,” continued Hemsley. “Our public sector Medicaid business is building toward record organic revenue growth in 2009; our fee-based benefits businesses are stable and ahead of original 2008 membership plans; and generic pharmaceutical utilization and mail service usage by customers of our pharmacy benefit management business are up sharply. Our Medicare supplement products are growing steadily and our health information technology and service offerings continue to produce solid growth as well.”

Outlook

The Company continues to anticipate full year 2008 net earnings per share in the range of $2.95 to $3.05 per share 1 and cash flows from operations approaching $5 billion1, as adjusted. The Company expects to continue its substantive share repurchase program over the course of 2008, with a total of more than $3 billion in repurchase activity planned for the full year, after considering cash payments for legal settlements.

Quarterly Financial Performance

Three Months Ended
	June 30, 2008		June 30, 2007	March 31, 2008
Revenues	$20.27 billion		$19.00 billion	$20.30 billion
Earnings From Operations	$1.46 billion	[1]	$2.07 billion	$1.71 billion
Operating Margin	7.2%[1]		10.9%	8.4%

Given the diversity and mix of the business and seasonality considerations, management believes year-over-year comparisons are the most meaningful. Sequential quarterly comparisons are affected by the seasonality of revenues, medical expenses, operating costs and earnings from operations in important business lines such as Medicare Part D drug programs, high deductible insurance products and health informatics offerings.

UnitedHealth Group Highlights

•	As adjusted, second quarter net earnings per share were $0.67, a decrease of 25 percent from the prior year second quarter.

•

Consolidated second quarter revenues of $20.3 billion increased $1.3 billion or 7 percent year-over-year. UnitedHealth Group served 73 million people as of June 30, 2008, an increase of 2 million people year-over-year.

•

Adjusted earnings from operations were $1.5 billion and adjusted net earnings were $830 million[1], which represented decreases of 30 percent and 32 percent, respectively, from the prior year. The consolidated operating margin of 7.2 percent, as adjusted, decreased 370 basis points from the prior year. These decreases were primarily driven by a reduction in gross margin in UnitedHealthcare commercial risk products and certain Ovations health benefit products for seniors, as well as year-over-year increases in the level of operating costs and a year-over-year reduction in investment income.

UnitedHealth Group Highlights – Continued

•

The consolidated medical care ratio of 83.2 percent increased 290 basis points year-over-year, driven by increased medical care ratios for certain senior market products and an increase in the UnitedHealthcare medical care ratio. The Company continues to estimate the full year 2008 consolidated medical care ratio to be in the range of 82.5 percent, plus or minus 50 basis points.

•

During the second quarter of 2008 the Company had no net change to its estimates of medical costs incurred in 2007 or in the first quarter of 2008. This compares to a total of $110 million in favorable development of estimates of medical costs incurred realized in the second quarter of 2007, primarily from medical costs incurred in 2006.

•

Second quarter 2008 operating costs were 14.6 percent[1] of revenue as adjusted, an increase of 90 basis points from the second quarter of 2007. Business mix changes, including the acquisition of Fiserv Health, added nearly 30 basis points to this ratio year-over-year in the second quarter of 2008. As previously disclosed, the Company is reducing its run-rate operating costs while maintaining commitments to service, growth and innovation.

•	The second quarter income tax rate was 35.8 percent[1] as adjusted, with the year-over-year and sequential decreases due to an increased proportion of tax-free investment income to total earnings.

•

Consolidated medical costs days payable were 53 days for the second quarter of 2008, compared to 51 days in the first quarter of 2008 and 55 days in the second quarter of 2007. The year-over-year decrease was primarily due to an increased mix of pharmacy payables (which have shorter payment cycles), driven by growth from the new state of New York – Empire Plan Prescription Drug Program pharmacy benefit contract.

•

Cash flows from operations were $600 million versus $1.7 billion in the second quarter of 2007. The decrease in cash flows from operations primarily reflects a change in the timing of approximately $700 million in income tax payments between years and the return of $170 million in retained deposits to a customer in the second quarter of 2008, as well as the year-over-year decrease in net earnings.

•

Second quarter consolidated revenues included approximately $50 million in realized net capital gains, as expected. These gains were more than offset by lower investment yields and decreased investment balances year-over-year.

•

UnitedHealth Group strengthened its competitive position in the second quarter through the acquisition of Unison, a leading participant in the state Medicaid market, and a minority investment in Sedgwick Claims Management Services, a leader in integrated claims and productivity management services for large employers.

•	The Company repurchased 17 million shares during the second quarter of 2008, bringing year to date share repurchase to 48 million shares or 4 percent of the shares outstanding at December 31, 2007.

Business Description – Health Care Services

Health Care Services provides network-based health care benefits and services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly-funded programs and their beneficiaries.

Quarterly Financial Performance

Three Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008
Revenues	$18.95 billion	$17.97 billion	$19.02 billion
Earnings From Operations	$1.14 billion	$1.75 billion	$1.37 billion
Operating Margin	6.0%	9.7%	7.2%

Key Developments for Health Care Services

•

Revenues for Health Care Services grew $977 million or 5 percent year-over-year in the second quarter of 2008. The increase was driven by premium increases and an increase in customers served in the public and senior market sectors, partially offset by a decline in consumers served through commercial risk-based products.

•

Second quarter Health Care Services earnings from operations of $1.14 billion decreased $604 million or 35 percent year-over-year. Pressure on commercial risk-based enrollment and margins, and on margins in certain senior market offerings, significantly impacted profitability in the second quarter of 2008.

Key Developments for Health Care Services – Continued

•	Second quarter revenues of $10.5 billion for UnitedHealthcare, including national accounts business, increased $427 million or 4 percent year-over-year.

•

UnitedHealthcare added 965,000 commercial health benefit consumers in the first half of 2008, with increases from acquisitions partially offset by an organic decrease of 660,000 people served, principally in risk-based programs. Second quarter membership decreased less than 0.5 percent, primarily due to a decrease of 95,000 people in risk-based products.

•	UnitedHealthcare continued its leadership position in consumer-driven products, adding nearly 0.5 million people year-over-year at June 30, 2008.

•

The traditional UnitedHealthcare second quarter 2008 medical care ratio, which excludes large national accounts, increased to 82.9 percent from 82.0 percent in second quarter 2007, due principally to lower than expected premium yields. Management continues to estimate the full year 2008 UnitedHealthcare medical care ratio, excluding national accounts, to be in the range of 83.3 percent, plus or minus 50 basis points, compared to a full year ratio of 82.1 percent in 2007.

•	Ovations revenues were $7.1 billion in the second quarter, up $270 million or 4 percent year-over-year.

•

The Ovations Medicare Advantage programs reported a year-to-date increase of 85,000 people, through organic growth of approximately 55,000 people and the acquisition of Sierra Health Services, Inc.’s (Sierra) seniors business, partially offset by a regional divestiture. As of June 30, 2008, the number of seniors in the Company’s Medicare Advantage products increased by a total of 105,000 people or 8 percent year-over-year.

•	Participation in Ovations standardized Medicare supplement products increased by 145,000 people year-over-year and 25,000 people sequentially in the second quarter of 2008.

•

The medical care ratio for the Ovations businesses in total increased year-over-year in the second quarter. This increase was due to margin pressures affecting Special Needs Plans and Medicare Part D prescription drug plans, particularly in the lower income, government-subsidized population, and SecureHorizons Medicare Advantage products, where risk-adjusted revenue yields have been lower than anticipated. The Company established an approximate $50 million premium deficiency reserve in the second quarter of 2008 to address anticipated operating losses on chronic care Special Needs Plans for the balance of 2008.

•	AmeriChoice second quarter revenues of $1.4 billion increased $280 million or 25 percent year-over-year.

•

The Company brought services to an additional 375,000 people in the second quarter of 2008 and 555,000 people year-over-year in the state Medicaid market, including the acquisitions of Unison in the second quarter and Sierra in the first quarter of 2008, respectively. On an organic basis, second quarter 2008 membership increased 10 percent year-over-year.

•

During and subsequent to the second quarter, the states of Florida, Tennessee, Arizona, and Connecticut, and the District of Columbia, awarded or renewed significant multi-year contracts with AmeriChoice for services commencing in 2008 or 2009.

Business Description – OptumHealth

OptumHealth is one of the nation’s largest health and wellness companies. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefit products such as dental and vision to help consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008
Revenues	$1.32 billion	$1.24 billion	$1.30 billion
Earnings From Operations	$169 million	$219 million	$197 million
Operating Margin	12.8%	17.7%	15.1%

Key Developments for OptumHealth

•

Second quarter revenues of $1.3 billion grew $84 million or 7 percent year-over-year. OptumHealth provided services to more than 60 million consumers as of June 30, 2008, an increase of 2 million people year-over-year.

•

In the second quarter, earnings from operations of $169 million decreased $50 million or 23 percent year-over-year, primarily due to margin pressure in its behavioral health business as well as the loss of risk-based membership by OptumHealth’s largest customer, UnitedHealthcare.

•

OptumHealth Financial Services ended the second quarter as the nation’s largest dedicated health banking organization, with approximately $615 million in assets under management, an increase of 50 percent year-over-year. OptumHealth Financial Services managed approximately 1.6 million accounts on behalf of members served by its health plan customers, including UnitedHealthcare, as of June 30, 2008.

•

The OptumHealth operating margin of 12.8 percent in the second quarter of 2008 decreased 490 basis points year-over-year, due to the mix effect of continued growth in OptumHealth’s lower margin public sector business and margin pressure within its behavioral health business.

Business Description – Ingenix

Ingenix is a leader in the field of health care information, services and consulting, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance

Three Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008
Revenues	$381 million	$284 million	$362 million
Earnings From Operations	$49 million	$42 million	$47 million
Operating Margin	12.9%	14.8%	13.0%

Key Developments for Ingenix

•	Ingenix revenues increased $97 million, or 34 percent year-over-year, to $381 million in the second quarter of 2008.

•

Ingenix contract revenue backlog grew more than $300 million or 23 percent on a year-over-year basis to nearly $1.8 billion as of June 30, 2008, despite research project cancellations by several pharmaceutical customers. Second quarter results included strong sales activity in all principal market sectors.

•

Ingenix second quarter operating earnings increased $7 million or 17 percent year-over-year to $49 million. Lower second quarter 2008 operating margins were attributable to the impact of staffing costs to support research projects which were cancelled.

Business Description – Prescription Solutions

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors through Medicare prescription drug plans, and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008
Revenues	$3.17 billion	$3.30 billion	$3.21 billion
Earnings From Operations	$94 million	$65 million	$98 million
Operating Margin	3.0%	2.0%	3.1%

Key Developments for Prescription Solutions

•

Prescription Solutions second quarter revenues of $3.2 billion decreased $131 million or 4 percent year-over-year in the second quarter of 2008, due to a reduction in the number of people served through Medicare Part D prescription drug plans as a result of the re-assignment of dual-eligible enrollees in certain regions by CMS effective January 1, 2008, and the continuing favorable shift from name brand pharmaceuticals to lower-priced generic drugs.

•

Second quarter earnings from operations grew $29 million or 45 percent year-over-year to $94 million. Increased Prescription Solutions profits were driven by steady gains in mail service drug fulfillment, which offers improved affordability and convenience for consumers, and a continuing favorable mix shift to generic pharmaceuticals.

•

The Prescription Solutions second quarter operating margin reached 3.0 percent, increasing one percentage point year-over-year, driven again by strong generic utilization patterns and mail service volume.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 9:00 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 1 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #28400853. This earnings release and the Form 8-K dated July 22, 2008, which may also be accessed from the Investors page of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historical stock option practices; the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the Securities and Exchange Commission, and review by the Internal Revenue Service, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, including obtaining court approval of the settlement agreements between the Company and certain named defendants and the dismissal of the derivative claims against all named defendants, shareholder demands, and purported securities and Employee Retirement Income Security Act (ERISA) class actions, including the completion of final documentation relating to the settlement of the securities and ERISA class actions, obtaining approval of the proposed settlement of the securities class action by the boards of directors of the California Public Employees’ Retirement System and the Company, and obtaining court approval of the proposed settlement of the securities and ERISA class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contracts with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care professional disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; change in debt to total capital ratio that is lower or higher than we anticipated; and the potential consequences of the New York Attorney General’s investigation into our provider reimbursement practices.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

# # #

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2008

- Consolidated Statements of Operations

- Non-GAAP Operating Results Excluding Special Items

- Condensed Consolidated Balance Sheets

- Condensed Consolidated Statements of Cash Flows

- Segment Financial Information

- Customer Profile Summary

- 2008 Revised Outlook

- Non-GAAP Reconciliation of 2008 Forecasted Operating Results

- Use of Non-GAAP Financial Measures

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008 (a)	2007	2008 (a)	2007 (b)
REVENUES
Premiums	$18,344	$17,369	$36,733	$34,833
Services	1,297	1,136	2,570	2,252
Products	391	202	754	399
Investment and Other Income	240	293	519	563

Total Revenues	20,272	19,000	40,576	38,047

OPERATING COSTS
Medical Costs	15,257	13,944	30,401	28,384
Operating Costs	3,746	2,605	6,643	5,269
Cost of Products Sold	353	181	678	351
Depreciation and Amortization	243	196	468	387

Total Operating Costs	19,599	16,926	38,190	34,391

EARNINGS FROM OPERATIONS	673	2,074	2,386	3,656

Interest Expense	(164)	(133)	(318)	(249)

EARNINGS BEFORE INCOME TAXES	509	1,941	2,068	3,407

Provision for Income Taxes	(172)	(713)	(737)	(1,252)

NET EARNINGS	$337	$1,228	$1,331	$2,155

BASIC NET EARNINGS PER COMMON SHARE	$0.28	$0.93	$1.08	$1.61

DILUTED NET EARNINGS PER COMMON SHARE	$0.27	$0.89	$1.05	$1.55

Diluted Weighted-Average Common Shares Outstanding	1,245	1,377	1,262	1,389

(a)	Includes pre-tax Operating Costs of $922 million ($0.47 per share after tax) for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, and $46 million ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million ($0.09 per share after tax) reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.
(b)	Includes $87 million of pre-tax Operating Costs ($0.04 per share after tax) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($0.04 per share after tax) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

Refer to page 3 for a reconciliation of our second quarter GAAP results to those excluding special items.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding Special Items (a)

(in millions, except share data)

(unaudited)

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (a)
REVENUES
Premiums	$18,344	$—	$18,344	$36,733	$—	$36,733
Services	1,297	—	1,297	2,570	—	2,570
Products	391	—	391	754	—	754
Investment and Other Income	240	—	240	519	—	519

Total Revenues	20,272	—	20,272	40,576	—	40,576

OPERATING COSTS
Medical Costs	15,257	—	15,257	30,401	—	30,401
Operating Costs	3,746	(783)	2,963	6,643	(783)	5,860
Cost of Products Sold	353	—	353	678	—	678
Depreciation and Amortization	243	—	243	468	—	468

Total Operating Costs	19,599	(783)	18,816	38,190	(783)	37,407

EARNINGS FROM OPERATIONS	673	783	1,456	2,386	783	3,169

Interest Expense	(164)	—	(164)	(318)	—	(318)

EARNINGS BEFORE INCOME TAXES	509	783	1,292	2,068	783	2,851

Provision for Income Taxes	(172)	(290)	(462)	(737)	(290)	(1,027)

NET EARNINGS	$337	$493	$830	$1,331	$493	$1,824

DILUTED NET EARNINGS PER COMMON SHARE	$0.27	$0.40	$0.67	$1.05	$0.40	$1.45

Diluted Weighted-Average Common Shares Outstanding	1,245	—	1,245	1,262	—	1,262

Medical Care Ratio	83.2%		83.2%	82.8%		82.8%
Operating Cost Ratio	18.5%		14.6%	16.4%		14.4%
Operating Margin	3.3%		7.2%	5.9%		7.8%
Income Tax Rate	33.8%		35.8%	35.6%		36.0%

(a)	Excludes pre-tax Operating Costs of $922 million ($0.47 per share after tax) for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, and $46 million ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million ($0.09 per share after tax) reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

Refer to page 10 for further discussion of our use of Non-GAAP financial measures.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash and Short-Term Investments	$6,089	$9,619
Accounts Receivable, net	2,350	1,574
Other Current Assets	4,816	4,351

Total Current Assets	13,255	15,544

Long-Term Investments	13,700	12,667
Other Long-Term Assets	27,200	22,688

Total Assets	$54,155	$50,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,860	$8,331
Commercial Paper and Current Maturities of Long-Term Debt	1,929	1,946
Other Current Liabilities	9,198	8,215

Total Current Liabilities	19,987	18,492

Long-Term Debt, less current maturities	11,222	9,063
Future Policy Benefits for Life and Annuity Contracts	1,860	1,849
Deferred Income Taxes and Other Liabilities	1,682	1,432
Shareholders’ Equity	19,404	20,063

Total Liabilities and Shareholders’ Equity	$54,155	$50,899

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Operating Activities
Net Earnings	$1,331	$2,155
Noncash Items:
Depreciation and amortization	468	387
Deferred income taxes and other	(245)	(270)
Share-based compensation	147	350
Net changes in operating assets and liabilities	(821)	1,669

Cash Flows From Operating Activities	880	4,291

Investing Activities
Cash paid for acquisitions, net of cash assumed	(3,712)	(143)
Purchases of property, equipment and capitalized software, net	(415)	(463)
Net purchases of investments	(943)	(1,269)

Cash Flows Used For Investing Activities	(5,070)	(1,875)

Financing Activities
Common stock repurchases	(2,052)	(2,380)
Net change in commercial paper and debt	2,062	975
Share-based compensation excess tax benefit	14	196
Customer funds administered	650	1,190
Other, net	(76)	315

Cash Flows From Financing Activities	598	296

(Decrease) Increase in cash and cash equivalents	(3,592)	2,712
Cash and cash equivalents, beginning of period	8,865	10,320

Cash and cash equivalents, end of period	$5,273	$13,032

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES
	Three Months Ended June 30,			Six Months Ended June 30,
	2008		2007	2008		2007
Health Care Services (a)	$18,945		$17,968	$37,962		$36,024
OptumHealth	1,321		1,237	2,625		2,427
Ingenix	381		284	743		546
Prescription Solutions	3,173		3,304	6,379		6,683
Eliminations	(3,548)		(3,793)	(7,133)		(7,633)

Total Consolidated	$20,272		$19,000	$40,576		$38,047

EARNINGS FROM OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
	2008		2007	2008		2007
Health Care Services	$1,144		$1,748	$2,515		$3,206
OptumHealth	169		219	366		432
Ingenix	49		42	96		80
Prescription Solutions	94		65	192		114
Corporate	(783	)(b)	—	(783	)(b)	(176	)(c)

Total Consolidated	$673		$2,074	$2,386		$3,656

(a)	Revenues for the three and six months ended June 30, 2008 were $10,476 and $20,839 for UnitedHealthcare (formerly our Commercial Markets Group which includes UnitedHealthcare National Accounts (formerly Uniprise)); $7,061 and $14,511 for Ovations; and $1,408 and $2,612 for AmeriChoice, respectively. Revenues for the three and six months ended June 30, 2007 were $10,049 and $20,101 for UnitedHealthcare; $6,791 and $13,817 for Ovations; and $1,128 and $2,106 for AmeriChoice, respectively.
(b)	Includes pre-tax Operating Costs of $922 million for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.
(c)	Includes $87 million of pre-tax Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

People Served	June 2008 (a)	March 2008 (b)	December 2007	June 2007	December 2006
Commercial Risk-based	10,490	10,585	10,805	11,010	11,285
Commercial Fee-based	16,000	16,005	14,720	14,680	14,415

Total Commercial	26,490	26,590	25,525	25,690	25,700

Medicare Advantage (c)	1,455	1,455	1,370	1,350	1,445
Medicaid	2,255	1,880	1,710	1,700	1,465
Standardized Medicare Supplement	2,475	2,450	2,400	2,330	2,275

Total Public and Senior (d)	6,185	5,785	5,480	5,380	5,185

Total Health Care Services Medical Benefits	32,675	32,375	31,005	31,070	30,885

Total People Served	73,075	73,070	70,950	71,095	70,680

Supplemental Data - included in Total People Served OptumHealth	60,100	60,400	58,700	58,100	56,600

Total Part D Prescription Drug Plans	5,445	5,475	5,950	5,890	5,740

Consumer-Driven Health Plans	2,730	2,725	2,315	2,245	1,890

(a)	Includes 320 thousand risk-based Medicaid individuals served in connection with the acquisition of Unison Health Plans (Unison). Excludes 70 thousand fee-based Medicaid individuals affiliated with a customer that had notified Unison (prior to acquisition) of its intent to terminate its relationship effective October 2008.
(b)	Includes 1.3 million Commercial fee-based individuals served in connection with the acquisition of Fiserv Health, Inc. (Fiserv Health) in January 2008. Also includes 310 thousand Commercial risk-based, 60 thousand Medicare Advantage, 60 thousand Medicaid risk-based, 10 thousand Standardized Medicare Supplement, and 110 thousand Total Part D Prescription Drug Plan individuals served in connection with the acquisition of Sierra Health Services, Inc. in February 2008. Excludes 170 thousand members affiliated with a large public sector employer that had notified Fiserv Health (prior to acquisition) of its intent to terminate its relationship effective December 2008.
(c)	June 2008 membership for Medicare Advantage reflects the divestiture of the individual Medicare Advantage business in Nevada in May 2008 of 28 thousand individuals.
(d)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.

UNITEDHEALTH GROUP

2008 Revised Outlook as of July 22, 2008

($ and weighted average shares in millions, except per share data)

Business	Revenue Range	Earnings from Operations, as adjusted[1]	Operating Margin Range, as adjusted[1]
UnitedHealthcare	$41,400 – $41,600
Ovations	27,900 – 28,100
AmeriChoice	5,900 – 6,000

Health Care Services	$75,200 – $75,700	$4,900 – $5,100	6.5% – 6.8%
OptumHealth	5,200 – 5,300	740 – 760	14% – 15%
Ingenix	1,625 – 1,675	290 – 310	17% – 19%
Prescription Solutions	12,700 – 13,000	380 – 400	2.9% – 3.1%
Eliminations	(14,100) – (14,350)	—	—

	Approximately $81,000	Approximately $6,500	Approximately 8%

Consolidated UnitedHealth Group		2008 Targets
UnitedHealth Group Medical Care Ratio		82.5% ± 50 bps
Operating Cost Ratio, as adjusted[1]		14.5% ± 20 bps
Service-based Revenues		$5,100 – $5,300
Product Revenues		$1,650 – $1,800
Investment and Other Income – Assuming $120 in Capital Gains		$850 – $900
Depreciation / Amortization		$960 – $980
Interest Expense		$650 – $675
Tax Rate, as adjusted[1]		35.75% – 36.00%
Diluted Weighted Average Shares		1,235 – 1,245
Diluted Net Earnings Per Common Share, as adjusted[1]		$2.95 – $3.05
Days Medical Costs Claims Payable – Consolidated		50 – 54 days
Capital Expenditures		$900 – $950
Membership Growth (excluding acquisitions and divestitures):
UnitedHealthcare:
Risk-Based Decline		(800,000) or more individuals
Fee-Based		flat
Ovations Growth – Secure Horizons and Evercare Medicare Advantage		75,000 – 90,000 individuals
AmeriChoice and Evercare Medicaid Growth		400,000 – 450,000 individuals

1	Excludes pre-tax Operating Costs of $922 million ($0.47 per share after tax) for settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs, and $46 million ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million ($0.09 per share after tax) reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

Refer to page 10 for further discussion of our use of Non-GAAP financial measures.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Forecasted Operating Results for the Year Ending December 31, 2008

GAAP Earnings from Operations	Approximately $5,750 million
Settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs	922 million
Employee severance related to operating cost reduction initiatives and other items	46 million
Reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada	(185) million

Subtotal of Non-GAAP reconciling items	783 million

Earnings from Operations Excluding Special Items	Approximately $6,500 million

GAAP Diluted Net Earnings per Common Share	$2.55 to $2.65
Settlement of two class action lawsuits related to the Company’s historical stock option practices and related legal costs	0.47
Employee severance related to operating cost reduction initiatives and other items	0.02
Reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada	(0.09)

Diluted Net Earnings per Common Share Excluding Special Items	$2.95 to $3.05

GAAP Operating Margin	Approximately 7%
Effects of Non-GAAP reconciling items	Approximately 1%

Operating Margin Excluding Special Items	Approximately 8%

GAAP Operating Cost Ratio	15.5% ± 20 bps
Effects of Non-GAAP reconciling items	(Approximately 100 bps)

Operating Cost Ratio Excluding Special Items	14.5% ± 20 bps

GAAP Cash Flows from Operations	Approaching $4.4 billion
Payments (net of tax) for Settlement of Options Related Class-Action Litigation (assumes payment of 100% of settlement amounts in 2008)	Approximately 0.6 billion

Cash Flows from Operations, excluding cash payments for litigation settlements	Approaching $5.0 billion

GAAP Income Tax Rate	35.55 - 35.80%
Effects of Non-GAAP reconciling items	Approximately 20 bps

Income Tax Rate Excluding Special Items	35.75 - 36.00%

Refer to page 10 for further discussion of our use of Non-GAAP financial measures.

UNITEDHEALTH GROUP

USE OF NON-GAAP FINANCIAL MEASURES

Operating results excluding special items and adjusted 2008 forecasted operating results as used in the press release are not calculated in accordance with GAAP and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of each of these non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.